Exhibit (e)(16)

CELERA CORPORATION

1401 Harbor Bay Parkway

Alameda, California 94502

April 25, 2011

Black Horse Capital Management LLC

338 S. Sharon Amity Road, 3202

Charlotte, North Carolina 28211

Attention: Dale B. Chappell, Director and Manager

by email to dchappell@blackhorsecap.com

Re:	Celera Corporation

Ladies and Gentlemen:

On April 20, 2011 we received your letter (the “Letter”) dated April 19, 2011 and wanted to reply.

As you know, under the terms of the Agreement and Plan of Merger by and among Quest Diagnostics Incorporated (“Quest Diagnostics”), Spark Acquisition Corporation and Celera Corporation (“Celera”) dated as of March 17, 2011, as amended, we are specifically prohibited from, directly or indirectly, selling any material assets of Celera in a transaction of the type described in the Letter without the prior consent of the other parties to the agreement.

Accordingly, we will not be responding to the Letter at this time and have forwarded the Letter to Quest Diagnostics. We note that Quest Diagnostics has responded to similar proposals as noted in its Tender Offer Statement on Schedule TO, initially filed with the Securities and Exchange Commission on March 28, 2011, together with exhibits thereto as amended or supplemented from time to time.

Very truly yours,

Celera Corporation

/s/ Kathy Ordoñez
Kathy Ordoñez
Chief Executive Officer